Exhibit 23.12

SRK Consulting (U.S.), Inc. 999 17th Street, Suite 400 Denver, CO 80202 United States +1 303 985 1333 office +1 303 985 9947 fax denver@srk.com www.srk.com

June 11, 2026

Southern Copper Corporation
7310 North 16th Street, Suite 135
Phoenix, Arizona 85020
USA

Attention:	Leonardo Contreras Lerdo de Tejada
Chief Executive Officer

Subject	Consent Letter – Charcas Technical Report Summary

Dear Mr. Contreras,

In connection with the Registration Statement on Form S-3 to be f iled by Southern Copper Corporation (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”), SRK Consulting (U.S.), Inc. (“SRK”), hereby consents to the incorporation by reference of the Technical Report Summary into the Registration Statement on Form S-3. For purposes of this letter, Technical Report Summary means the Technical Report Summary titled “SEC Technical Report Summary Initial Assessment on Mineral Resources Charcas Mine San Luis Potosí, México” with an effective date of December 31, 2024, and a report date of February 19, 2025 (the “Technical Report Summary”), that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, as an exhibit to and referenced in the Form 10-K for the f iscal year ending December 31, 2025 and any amendments thereto (collectively, the “Form 10-K”).

SRK is responsible for authoring the Technical Report Summary. SRK certifies that it has read the Form S-3 and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

Dated at Denver, Colorado this 11th of June 2026.

/s/ Ben Parsons
Ben Parsons, U.S. President/Principal Consultant SRK Consulting (U.S.), Inc.